Registration No. 333-141996

As filed with the Securities and Exchange Commission on May 14, 2012

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 4
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ES Bancshares, Inc.
(Exact Name of Registrant as specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation or Organization)

20-4663714
(I.R.S. Employer Identification No.)

68 North Plank Road
Newburgh, New York  12550
Telephone Number: (845) 561-0003
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kip Weissman, Esq.
Steven Lanter, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.9

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. :

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 9

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.9

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.9

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.9

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock $ 0.01 par value	520,000	$10.00	$4,127,500	(2)

(1)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(g) under the Securities Act of 1933 and based upon the exercise price of $6.75 per share for 330,000 shares and $10.00 per share for warrants on 190,000 shares.

(2)	Registration fee of $160 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

This Post-Effective Amendment No. 4 is filed for the purpose of deregistering the following securities heretofore registered and offered by ES Bancshares, Inc. (the “Company”) pursuant to this Registration Statement:

•	415,652 shares of Common Stock.

This registration statement relates to the issuance of up to 520,000 shares of the Company’s common stock, par value $0.01 per share, which were previously issuable upon exercise of certain outstanding Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants issued in connection with the formation of Empire State Bank, the Bank’s wholly owned subsidiary. None of the warrants underlying the 415,652 shares of Common Stock not yet issued under this Registration Statement are still exercisable as they have expired pursuant to the terms of the warrant agreements. Accordingly, the Company requests deregistration of 415,652 shares of Common Stock pursuant to this Registration Statement as soon as practicable after the filing of this Post-Effective Amendment No. 4.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ES Bancshares, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Newburgh, State of New York, on May 14, 2012.

ES BANCSHARES, INC.

By:	/s/ Anthony P. Costa
Anthony P. Costa
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of ES Bancshares, Inc. (the “Company”) hereby severally constitute and appoint Anthony P. Costa and Philip Guarnieri, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Anthony P. Costa or Philip Guarnieri may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-3 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Anthony P. Costa or Philip Guarnieri shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anthony P. Costa Anthony P. Costa	Chairman, Co-Chief Executive Officer (Principal Executive Officer)	May 14, 2012
/s/ Philip Guarnieri Philip Guarnieri	President, Co-Chief Executive Officer and Director	May 14, 2012
/s/ Thomas Sperzel Thomas Sperzel	Senior Vice President and Chief Financial Officer	May 14, 2012
Walter Daszkowski	Director
/s/ Andrew Finkelstein Andrew Finkelstein Esq.	Director	May 14, 2012
/s/ Gale Foster Gale Foster Esq.	Director	May 14, 2012
/s/ David Freer, Jr. David Freer, Jr.	Director	May 14, 2012
David Mesches	Director
/s/ Michael P. Ostrow Michael P. Ostrow	Director	May 14, 2012
/s/ Albert Pagano Albert Pagano	Director	May 14, 2012
/s/ Peter Savago Peter Savago	Director	May 14, 2012
s/ Thomas Weddell Thomas Weddell	Director	May 14, 2012